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                                                                     EXHIBIT 5.1
                                November 29, 2001

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California  94538

     Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about November 29, 2001, in connection with the registration under the Securities Act of 1933, as amended, of an additional 4,110,145 shares of Common Stock (the "Shares") to be issued under the 1998 Stock Plan, as amended, the 1999 Employee Stock Purchase Plan, the 1999 Director Option Plan and the LambdaFlex 2000 Stock Plan (the "Plans"), which plan was assumed by Avanex Corporation ("Avanex"), pursuant to the Agreement and Plan of Reorganization dated as of October 18, 2001, by and among Avanex, Lima Acquisition Corporation, LambdaFlex, Inc. ("LambdaFlex"), Ming Li, Song Peng and William Wu as Securityholder Agent.

         It is our opinion that, when issued and sold pursuant to options granted in the manner described in the Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/Wilson Sonsini Goodrich & Rosati